MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of Index Plus Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with requirements of subsections (b) and (c) of Rule 17f-2 as of September 30, 2004 and from June 30, 2004 through September 30, 2004.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2004 and from June 30, 2004 through
September 30, 2004, with respect to securities reflected in the investment account of the Fund.

Index Plus Fund, Inc.

By:


/s/ Laura S. Adams
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Laura S. Adams, President